   As filed with the Securities and Exchange Commission on November 23, 1998
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         -------------------------------

                                PLANTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         -------------------------------

            DELAWARE                                            77-0207692
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)

                               345 ENCINAL STREET
                          SANTA CRUZ, CALIFORNIA 95060
                                 (831) 426-5858

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         -------------------------------

                                ROBERT S. CECIL,
                            CHAIRMAN OF THE BOARD AND
                             CHIEF EXECUTIVE OFFICER
                                PLANTRONICS, INC.
                               345 ENCINAL STREET
                          SANTA CRUZ, CALIFORNIA 95060
                                 (831) 426-5858

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                         -------------------------------

                                    Copy to:
                           HENRY P. MASSEY, JR., ESQ.
                             ERIC JOHN FINSETH, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                         -------------------------------

           Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         -------------------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                 PROPOSED            PROPOSED
                                                                  MAXIMUM            MAXIMUM
TITLE OF EACH CLASS                            AMOUNT            OFFERING           AGGREGATE        AMOUNT OF
 OF SECURITIES TO                              TO BE               PRICE             OFFERING       REGISTRATION
  BE REGISTERED                             REGISTERED           PER SHARE            PRICE            FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock
  $0.01 par value.........              1,000,000 shares(1)      $63.65625(2)      $63,656,250       $17,697
=================================================================================================================

(1) Registers the resale of up to 1,000,000 shares by the selling stockholder.

(2) Calculated pursuant to Rule 457(c) as the average of the high ($64.3125) and low ($63) per share prices of the Registrant's Common Stock on the New York Stock Exchange on November 17, 1998.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated November 23, 1998

                                RESALE PROSPECTUS



                                PLANTRONICS, INC.

                     UP TO 1,000,000 SHARES OF COMMON STOCK

         WHICH THE SELLING STOCKHOLDER MAY RESELL UNDER THIS PROSPECTUS




           The stockholder of Plantronics, Inc. listed on page 11 may offer and resell up to 1,000,000 shares of Plantronics common stock under this prospectus, for its own account. Plantronics will receive no proceeds from such sales.

           The selling stockholder may offer its Plantronics common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

           Plantronics common stock is listed on the New York Stock Exchange under the ticker symbol "PLT". On November 20, 1998, the last reported sale price on the NYSE of one share of Plantronics common stock was $66 1/2.



                         -------------------------------


                       CONSIDER CAREFULLY THE RISK FACTORS
                     BEGINNING ON PAGE 3 IN THIS PROSPECTUS.

                         -------------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------


                The date of this prospectus is November ___, 1998

                                TABLE OF CONTENTS

Plantronics' Address...................................................  2
Forward-Looking Statements.............................................  2
Risk Factors...........................................................  3
Plantronics' Business..................................................  9
Selling Stockholder.....................................................10
Plan of Distribution....................................................11
Information Incorporated by Reference...................................13
How to Get Information About Plantronics................................14
Accounting Experts......................................................14




                              PLANTRONICS' ADDRESS

           The Company's principal executive offices are located at 345 Encinal Street, Santa Cruz, California 95060. The Company's telephone number at that location is (831) 426-5858. Its internet website is at http://www.plantronics.com.


                           FORWARD-LOOKING STATEMENTS

           This prospectus and the documents incorporated herein by reference contain forward-looking statements. Plantronics bases these statements on its current expectations, estimates and projections about its industry. Either the beliefs of management, or assumptions made by management, form the basis for those expectations, estimates and projections. The safe harbor created by
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 generally protects Plantronics and the selling stockholder from liability for these statements. You can often recognize such forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions.

           These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The Risk Factors section immediately following this paragraph sets forth some of such risks and uncertainties. The documents incorporated by reference may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those discussed in the forward-looking statements. The Company undertakes no obligation to publicly update any of these forward-looking statements to reflect new information or future events.

                                  RISK FACTORS

           You should carefully consider the risks described below. The business, financial condition and results of operations of Plantronics could be materially adversely affected if any of the risks occur. If the risks occur, the trading price of Plantronics stock could decline and you could lose all or part of your investment.

BACKGROUND

In reading these risk factors, you may find it helpful to first review the Plantronics' Business section starting on page 9 of this prospectus.

COMPETITION

COMPETITIVE PRESSURE

Plantronics faces vigorous competition. The two largest competitors of Plantronics in the call center market segment, GN Netcom and ACS Wireless, Inc., recently merged to form a single company. The effects of that merger cannot yet be determined. However, such effects could include increased price competition, which could adversely affect Plantronics' profit margins.

Plantronics competes primarily on the basis of technology, performance, price, quality, reliability, distribution, customer service and support. To meet competition and make or increase sales, Plantronics may have to invest more heavily in new technologies, reduce its prices or increase the services and support it provides. Reductions in prices or increases in the costs of making and supporting its products could reduce profit margins. Such reduction in margins could, in turn, cause a reduction in net earnings and a resulting decline in the market price of Plantronics common stock.

POTENTIAL NEW COMPETITORS

Plantronics anticipates that it will face additional competition from companies that currently do not offer communications headsets. This is particularly true in the business, home office, wireless telephone and computer market segments. These new competitors may be larger, offer broader product lines and have substantially greater financial and other resources than Plantronics. To compete successfully with such new competitors, Plantronics could have to reduce prices and offer new technologies and increased customer support. Those efforts to meet competition could negatively affect profit margins and earnings and result in reductions in the market price of Plantronics' common stock.

NEED TO SUCCESSFULLY DEVELOP NEW PRODUCTS AND MARKETS

MEETING CONSUMER NEEDS

Historically, Plantronics has sold most of its products through independent distributors to call center users. While that segment of the market is still the most significant part of its business, Plantronics believes that the business, home office, mobile and computer headset market segments offer substantial growth potential. To be successful in those segments, Plantronics must be able to develop new products that meet the needs of consumers. Although Plantronics has attempted to determine the specific needs of consumers in these new market segments, there is no assurance that Plantronics' present and future products will be accepted. If the products are not accepted by consumers, Plantronics may not achieve the revenue growth needed to cover the costs of developing, manufacturing and selling the products. Plantronics could also be left with inventories of obsolete and excess products. Earnings could be reduced and there could be a loss in the value of Plantronics stock.

DEMAND OF CHANGING TECHNOLOGIES

The technology of telephone headsets has traditionally evolved slowly. Products have generally had life cycles of three to five years before introduction of the next generation of products. Next generation products usually included stylistic changes and quality improvements, but were based on similar technologies. Plantronics believes that future changes in technology will come at a faster pace. This is particularly true of headsets for use in the business, home office, mobile and computer market segments. The development of new technologies requires increased spending for research and development. Those increased expenses may reduce the profit to Plantronics and adversely affect earnings and the price of Plantronics' common stock.

RISKS RELATED TO GROSS PROFIT

RELIANCE UPON SUPPLIERS

Plantronics buys components and subassemblies from a variety of suppliers and assembles them into finished products. The cost, quality, and availability of such components are essential to the successful production of Plantronics' communications products.

       - There is always the risk that prices of components and subassemblies will rise and that those cost increases cannot be reflected in sales price increases in the finished products of Plantronics. If costs rise faster than sales prices, gross profit margins would fall and operating results would be affected.

       - Plantronics obtains most components and subassemblies from numerous sources or they are otherwise reasonably available. However, Plantronics obtains certain subassemblies and components only from single suppliers and alternate sources are not readily available. To date, Plantronics has experienced only minor interruptions in the supply of these components and subassemblies, none of which has adversely affected its operations. However, an interruption in supply from any of Plantronics' single source suppliers in the future could adversely affect operations and financial results:

            o If Plantronics could not obtain the single-source materials it would not be able to manufacture the affected products. The inability to meet customer orders would have a negative impact on revenue and earnings.

            o If the inability to deliver continued over an extended period, there could be a long-term impact to the competitive position of Plantronics. Potential customers could turn to competitive sources for the products.

            o If Plantronics could find alternate sources for the components and subassemblies, those sources could charge more for the materials. Higher prices for the materials would decrease gross margins and net earnings if the selling price of the finished product is not raised. If Plantronics increases selling prices to reflect the higher costs of manufacture, there could be a loss in sales.

       - Plantronics does not have supply contracts with most of its suppliers. Plantronics buys most components and subassemblies on a purchase order basis. Therefore, there is no contractual requirement that obligates those suppliers to continue to provide components and subassemblies to Plantronics. If those suppliers were to experience increased demand or shortages in their supply, it could affect deliveries to Plantronics. Until alternate sources of the components and subassemblies are developed, Plantronics would be unable to manufacture and sell the products which are dependent on those components and subassemblies. This would reduce revenues and earnings. Also, the alternate sources of supply could charge higher prices, having a potential impact on gross margins and earnings.

NEED TO MATCH PRODUCTION TO DEMAND

Historically, Plantronics has seen steady increases in customer demand for its products and has generally been able to increase production to meet that demand. However, the demand for Plantronics' products is dependent on many factors and such demand is inherently difficult to forecast.

       - If demand increases beyond that forecasted, Plantronics would have to rapidly increase production. Because Plantronics depends on suppliers to provide additional volumes of components and subassemblies, it might not be able to increase production rapidly enough to meet unforecasted demand. This could cause Plantronics to fail to meet customer expectations and adversely affect Plantronics' operations and operating results.

       - Rapid increases in production levels to meet unanticipated demand could result in higher costs for components and subassemblies and higher overtime costs and other expenses. Those higher expenditures could negatively affect gross profit margins. Further, if production is increased rapidly, there may be decreased manufacturing yields, again affecting gross margins.

       - If forecasted demand does not develop, Plantronics would have excess production. Excess production would result in higher inventories of finished goods and components. While held on the books, those high inventories would negatively affect earnings. If it were unable to sell these inventories, Plantronics would have to write off some or all of its inventories of obsolete products and unusable components and subassemblies. Such write-offs would have a negative impact on earnings.

DIFFERENCES IN PRODUCT MIX

Different products sold by Plantronics have different gross profit margins. Therefore, the gross profit percentage in any period depends on the mix of products sold in the period. Meeting the needs of purchasers in the future may cause the product mix to change and the gross profit percentage to fluctuate. This could affect Plantronics' operating results.

VOLUME SALES

Plantronics may charge a lower price on certain products to high volume purchasers to reflect the economies of scale in such large sales and to meet competition for those accounts. The lower price on the high volume sales results in a lower gross profit to Plantronics, which could adversely impact earnings.

IMPORTANCE OF PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS:

Plantronics' success will depend in part on its ability to obtain patents and preserve other intellectual property rights covering the design and operation of its products. Plantronics currently holds certain patents and intends to continue to seek patents on its inventions when appropriate. The process of seeking patent protection can be lengthy and expensive. The costs to obtain these patents, which Plantronics believes are important to its business, negatively affect earnings.

Patents may not ultimately issue from currently pending or future patent applications. Further, existing patents or any new patents issued may not be of sufficient scope or strength to provide meaningful protection or commercial advantage. Plantronics may be subjected to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such claims could have a material adverse effect on Plantronics' operations.

RISK ASSOCIATED WITH FOREIGN OPERATIONS AND SALES

Approximately 30.7% of Plantronics' net sales in fiscal 1998 were derived from customers outside the United States. In addition, Plantronics conducts substantially all of its headset assembly operations in its Mexican manufacturing facility and obtains most of the components of its products from various foreign suppliers. Offshore operations are subject to certain inherent risks. The inherent risks of offshore operations, particularly in Mexico, could adversely affect Plantronics' business, operating results and financial condition in the future. The types of risks faced in connection with foreign operations and sales include:

GEOGRAPHIC RISK

Given the distances, there may be geographic limitations on management controls and reporting. There may also be delays in transportation of components and subassemblies and finished products.

       - It is inherently more difficult to manage foreign operations due to the distances and time differences. Those problems could adversely impact the conduct of business and decrease earnings.

       - There may be delays in obtaining necessary components and subassemblies due to the time required to transport the materials and the increased potential for problems in transportation. Such delays could impact the manufacturing of Plantronics products. Delays in manufacturing could cause losses in revenues from lost sales. If, due to the delays, Plantronics must turn to alternate sources for the materials, the costs of the materials could be higher. This would decrease gross margins if prices are not increased to reflect the higher costs. Alternatively, if prices were increased, Plantronics could lose sales if demand decreased due to the higher prices.

       - Delays in transportation of finished products may prevent timely supply of Plantronics products to foreign customers. This could reduce revenues.

POLITICAL RISK

There may be changes in governmental policies, import/export regulations, taxes and tariffs.

       - Changes in governmental policies may affect the ability to obtain critical components and subassemblies or to ship finished products into the foreign markets.

            o Foreign governments could restrict the export of components and/or subassemblies critical to Plantronics products. This could adversely affect revenues if there was a resulting inability to manufacture. There would be adverse effects upon gross margins if Plantronics was forced to qualify and use higher cost alternate sources for the components and subassemblies.

            o Foreign governments may also place restrictions on the import of Plantronics products or require technical modifications to the products to sell them within the foreign country. Revenues would be adversely affected if Plantronics sells products into the foreign country. If Plantronics had to modify its products to make sales in the country, its costs of manufacturing could increase. If the price cannot be increased to reflect those costs, margins would be affected. If prices are increased to reflect any added costs of compliance, revenues could be affected due to reduced demand.

       - Increased taxes could increase the cost of components and subassemblies, reducing margins and earnings. Similarly, increased taxes charged to purchasers could reduce demand for Plantronics' products. This reduced demand could reduce revenue.

       - Higher tariffs in the import of products into foreign countries could adversely affect revenues. Higher tariffs raise the cost of Plantronics products to purchasers in those countries. Those increased costs to purchasers could reduce demand for Plantronics products and, in certain cases, make Plantronics' products non-competitive to other similar products.

       - Changes in import/export regulations could result in delays in obtaining components and subassemblies. This could prevent Plantronics from timely manufacturing its products, thereby decreasing revenues. Delays in obtaining components and subassemblies could require Plantronics to turn to alternate sources, which may increase manufacturing costs.

       - Delays in the importation of Plantronics products into the foreign country can affect revenues. Purchasers may turn to other sources if they cannot obtain Plantronics products in a timely manner. If there are significant delays due to changed import/export regulations, Plantronics could have to provide price reductions or extend payment terms to its distributors to reflect their increased costs. Those price reductions or extended payment terms could adversely affect earnings.

CURRENCY RISK

There may be fluctuations in currency exchange rates. Fluctuations in exchange rates creates risk to Plantronics in both the sale of its products and its purchase of supplies. To date, Plantronics has not been adversely affected by fluctuating currencies. Plantronics does not currently engage in any hedging activities to mitigate exchange rate risks. This strategy will require review, and Plantronics may experience greater exposure to currency fluctuations as a result of its increasing international activities. To the extent that Plantronics increases sales to foreign customers, or to the extent that Plantronics increases its transactions in foreign currencies, Plantronics' results of operations could be adversely affected by exchange rate fluctuations.

Plantronics sells its products internationally in both United States dollars and local foreign currencies. Transactions conducted in U.S. dollars are subject to foreign exchange risk when declines in the value of local currencies relative to the U.S. dollar result in less competitive pricing for Plantronics' product. In transactions conducted in local foreign currencies, a decline in the value of the foreign currency can result in less revenue if Plantronics is unable to increase prices.

Transactions with Plantronics' suppliers are conducted principally in U.S. dollars. Declines in the value of local currencies in countries from which Plantronics purchases components and subassemblies generally result in lower prices for such materials. However, to the extent that the currency exchange rates reflect the underlying economic health of such foreign economies, there is the risk over the longer term that such foreign suppliers may not continue in business. Substantial increases in the values of local currencies relative to the United States dollar could adversely affect Plantronics by causing suppliers to increase the cost of their products. In this event, Plantronics would have to either pass these cost increases on through higher prices to its customers, possibly making its products less competitive, or accept lower margins.

RISKS ASSOCIATED WITH THE YEAR 2000

Plantronics is undertaking efforts to ensure that its business systems and those of its suppliers and customers are compliant with the requirements of the Year 2000. However, such efforts may not ensure against disruptions caused by the arrival of the year 2000. The Year 2000 problem is potentially very widespread and it is not possible to determine all the potential risks that Plantronics may face. Some of the possible consequences to Plantronics include:

       - The temporary closing of some portion or all of the manufacturing plant if critical business systems or manufacturing systems fail or local utilities suppliers are unable to supply needed power or water.

       - Delays in the delivery of finished products to customers if there are manufacturing delays, inability of carriers to transport the products, or inability of government agencies to process the export and import of the products from the manufacturing facility to the final destination.

       - Delays in the receipt of key components or subassemblies due to supplier problems or problems with carriers or the import/export processes. Those delays could, in turn, delay production of Plantronics products and/or result in having to turn to higher priced alternative sources.

       - Delays or errors in the purchase orders by which customers order products, resulting in loss of or delays in recognition of revenues.

       - Delays or errors in invoicing to customers, resulting in delays in collection or potential losses of revenues.

These consequences could have a material adverse impact on Plantronics' results of operations, financial condition and cash flows.

DEPENDENCE UPON SENIOR MANAGEMENT

Plantronics believes that it has benefited substantially from the leadership of Robert S. Cecil, the Chairman of the Board and Chief Executive Officer of Plantronics, and the other current members of senior management, and that the loss of their services could have a material adverse effect on Plantronics' business and future operations. Although Plantronics has an employment agreement with Mr. Cecil, such agreement permits him to voluntarily terminate his employment at any time. In addition, although Mr. Cecil's agreement contains a five-year non-compete covenant which takes effect upon termination of his employment, such covenants are generally not enforceable under California law.

On November 11, 1998, Plantronics announced that S. Kenneth Kannappan, President and Chief Operating Officer, will be promoted to Chief Executive Officer and President effective January 4, 1999. Mr. Cecil will continue to serve actively as Chairman of the Board of Directors.

CONCLUSION

Because of the foregoing factors, as well as other variables affecting or which could affect Plantronics' operating results, past financial performance should not be considered a reliable indicator of future performance. Investors should not rely upon historical trends to anticipate results or trends in future periods.

                              PLANTRONICS' BUSINESS

HEADSETS

The primary business of Plantronics is the manufacture and sale of lightweight communications headsets. Headsets generally consist of a headset "top" worn on the head or ear and an amplifier "bottom" that connects to the telephone, computer or call distribution system. Many telephones and call distribution systems are now being equipped with headset ports, into which the headset top can be directly plugged. Headsets used with computers and other devices may also plug directly into the computer sound card or other audio input.

HANDSETS

Plantronics, through its Walker Equipment Division, also manufactures and sells communications handsets. The Walker handsets are principally used as original and replacement handsets for pay telephones, elevator phones, and other non-home telephones. Noise-canceling handsets are manufactured and sold for use with telephones, computers and other products in high-noise environments. Specialized handsets for use in testing telephone lines and equipment are also manufactured and sold under the Walker label. Additionally, the Walker Equipment Division sells specialty telephones and telephone handsets for use by the hearing-impaired.

THE MARKET SEGMENTS

Plantronics' headset products are used worldwide by users in large and small call centers. The users include telemarketing personnel, reservation agents, customer support personnel, and telephone operators. Call centers range in size from very small technical support groups to very large organizations with literally thousands of users. Call center personnel are on the telephone constantly and a headset is generally thought of as a required piece of equipment. Plantronics estimates that the call center segment, including both large and small call centers, accounts for the majority of Plantronics sales today.

Plantronics also sells headsets for users in the business and home office user market segments. People who use headsets in these segments are those whose occupations may require intensive (but not constant) use of a telephone.

Headsets are also used with mobile and cellular telephones, for both business and personal use.

Finally, headsets can be connected to computers for such applications as multimedia programs, voice recognition programs, computer games and computer telephony.

The handset products offered by the Walker Equipment division are used in many different public telephone settings and as specialty replacement handsets for home and business telephones. The Walker Equipment telephones and handsets for the hearing- impaired are sold both for home and business users who benefit from the special assistance that the Walker Equipment products provide.

DISTRIBUTION

Plantronics sells its products principally through a worldwide network of independent distributors. Those distributors resell the headsets and handsets to dealers, government purchasers, or end-users. Products are also sold by Plantronics to retailers such as office supply and consumer electronics stores, mail order catalogs, warehouse clubs and office supply distributors. In addition, Plantronics manufactures products under private labels for other companies, who then sell the products under their own names. Finally, Plantronics sells directly to certain large users, such as telephone operating companies and other companies that employ a large number of people in telephone-intensive jobs.

                              SELLING STOCKHOLDERS

            The following table shows, in each case as of October 31, 1998:

-           the name of the selling stockholder,

-           how many shares the selling stockholder beneficially owns,

- how many shares the selling stockholder can resell under this prospectus, and

- assuming the selling stockholder sells all shares listed next to its name, how many shares the selling stockholder will beneficially own after completion of the offering.

            Plantronics may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

                                                                                  BENEFICIAL OWNERSHIP
                                           SHARES          SHARES WHICH MAY          AFTER OFFERING
                                        BENEFICIALLY        BE SOLD UNDER        -----------------------
     SELLING STOCKHOLDER                   OWNED           THIS PROSPECTUS       SHARES       PERCENTAGE
     -------------------                ------------       ----------------      -----------------------
Citicorp Foundation(1)(2)(3)             1,000,000           1,000,000            0 (4)          0.0%

---------------------

(1) As of the date of this prospectus, the selling stockholder is a private charitable foundation affiliated with Citicorp Venture Capital, Ltd. Citicorp Venture Capital, Ltd. owns approximately 5,660,000 shares of Plantronics common stock as of October 31, 1998, approximately 34% of the total outstanding shares of Plantronics as of that date. Citicorp Venture Capital, Ltd. has the right to, and has, designated three of the seven members of Plantronics' Board of Directors.

(2) As of October 31, 1998, Citicorp Foundation does not actually own any of these 1,000,000 shares. Instead, Citicorp Venture Capital, Ltd., which is affiliated with Citicorp Foundation, owns all of such shares. However, Citicorp Venture Capital, Ltd. has informed Plantronics that as soon as practicable after the date of this prospectus Citicorp Venture Capital, Ltd. will transfer all 1,000,000 shares to Citicorp Foundation by gift. Because that transfer is anticipated, and because this prospectus registers resales by Citicorp Foundation which may occur only after such transfer, Citicorp Foundation has been shown as the beneficial owner of the shares for purposes of this prospectus.

(3) It is expected that Citicorp Foundation's name will change to Citigroup Foundation in early 1999.

(4) Assumes that Citicorp Foundation sells all 1,000,000 shares which it may sell by using this prospectus.

                              PLAN OF DISTRIBUTION

RESALES BY SELLING STOCKHOLDER

            Plantronics is registering the resale of the shares on behalf of the selling stockholder. The selling stockholder may offer and resell the shares from time to time, either in increments or in a single transaction. It may also decide not to sell all the shares it is allowed to resell under this prospectus. The selling stockholder will act independently of Plantronics in making decisions with respect to the timing, manner and size of each sale.

DONEES AND PLEDGEES

            The term "selling stockholder" includes donees, i.e. persons who receive shares from the selling stockholder after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by the selling stockholder, may seize shares which the selling stockholder pledged to such person. If the selling stockholder notifies Plantronics that a donee or pledgee intends to sell more than 500 shares, Plantronics will file a supplement to this prospectus.

COSTS AND COMMISSIONS

            This prospectus has been prepared and filed by Plantronics with the SEC pursuant to the terms of the Amended and Restated Registration Agreement dated December 29, 1989. The Registration Agreement is among Plantronics, Citicorp Venture Capital, Ltd. and certain other stockholders of Plantronics who purchased shares of Plantronics prior to Plantronics' public offering in 1994. Plantronics will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

TYPES OF SALE TRANSACTIONS

            The selling stockholder may sell the shares in one or more types of transactions (which may include block transactions):

-           on the NYSE,

-           in negotiated transactions,

-           through put or call option transactions,

-           through short sales, or

-           any combination of such methods of sale.

            The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholder has informed Plantronics that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. It has also informed Plantronics no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

SALES TO OR THROUGH BROKER-DEALERS

            The selling stockholder may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of the selling stockholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

DEEMED UNDERWRITING COMPENSATION

            The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

INDEMNIFICATION

            Plantronics has agreed to indemnify the selling stockholder and the selling stockholder has agreed to indemnify Plantronics, against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

PROSPECTUS DELIVERY REQUIREMENTS

            Because it may be deemed an underwriter, the selling stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the NYSE in accordance with Rule 153 under the Securities Act. Plantronics has informed the selling stockholder that its sales in the market may be subject to the antimanipulative provisions of Regulation M under the Exchange Act.

STATE REQUIREMENTS

            Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

DISTRIBUTION ARRANGEMENTS WITH BROKER-DEALERS

            If the selling stockholder notifies Plantronics that any material arrangement has been entered into with a broker-dealer for the sale of shares through

-           a block trade,

-           special offering,

-           exchange distribution or secondary distribution, or

-           a purchase by a broker or dealer,

then Plantronics will file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

            The supplement will disclose:

- the name of the selling stockholder and of the participating broker-dealer(s),

-           the number of shares involved,

-           the price at which such shares were sold,

- the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

- that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

-           any other facts material to the transaction.


                      INFORMATION INCORPORATED BY REFERENCE

            This prospectus incorporates by reference the following documents and information, all of which Plantronics has filed in the past with the SEC:

- Plantronics' Annual Report on Form 10-K for the fiscal year ended March 28, 1998, filed on June 24, 1998.

- Plantronics' Quarterly Report on Form 10-Q for the quarterly period ended June 27, 1998, filed on August 6, 1998.

- Plantronics' Quarterly Report on Form 10-Q for the quarterly period ended September 26, 1998, filed on November 10, 1998.

- Item 1 of Plantronics' Registration Statement on Form 8-A, filed on December 20, 1993, as amended on January 14, 1994 and November 7, 1997 (which in turn incorporates by reference the description of Plantronics' common stock set forth in Plantronics' Registration Statement on Form S-1 (Reg. No. 33-70744), filed on October 20, 1993, as amended by Amendment No. 1, filed on November 30, 1993, Amendment No. 2, filed on December 27, 1993, and Amendment No. 3, filed on January 18, 1994).

            Unless Plantronics has filed a post-effective amendment to the registration statement under the Securities Act which contains this prospectus indicating that all of the shares have been sold or which deregisters all shares then remaining unsold, all documents which Plantronics subsequently files under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

            Plantronics will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Direct any request for such copies to John A. Knutson, Vice President--Legal, Senior General Counsel and Secretary, Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060,
Tel: (831) 426-5858.

                    HOW TO GET INFORMATION ABOUT PLANTRONICS

            Plantronics is subject to the informational requirements of the Exchange Act and therefore files reports, proxy and information statements and other information with the SEC. You can inspect many of such reports, proxy and information statements and other information on the SEC's internet website at http://www.sec.gov.

            You can also inspect and copy such reports, proxy and information statements and other information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at tel:
1-800-SEC-0330. You can also inspect and copy such reports, proxy and information statements and other information may also be inspected and copied at the following Regional Offices of the SEC: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Plantronics' common stock is listed on the NYSE, and you can inspect such reports, proxy and information statements and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

            This prospectus constitutes part of a registration statement on Form S-3 (Reg. No. 333-________) initially filed by Plantronics with the SEC under the Securities Act on November ___, 1998. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Plantronics and the shares, you should refer to the registration statement either at the SEC's website or at the addresses set forth in the preceding paragraph. Statements in this prospectus concerning any document filed as an exhibit to this prospectus are not necessarily complete, and, in each instance, you should refer to the copy of such document which has been filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

            No one is authorized to give any information or to make any representations not contained in this prospectus in connection with any offering made by this prospectus. If given or made, you must not rely on such information or representations as having been authorized by Plantronics, the selling stockholder or by any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered hereby. This prospectus also does not constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither delivery of this prospectus, nor any sale or offer to sell shares hereunder, shall under any circumstances create any implication that there has been no change in the affairs of Plantronics since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.


                               ACCOUNTING EXPERTS

            The financial statements incorporated in this prospectus by reference to Plantronics' Annual Report on Form 10-K for the fiscal year ended March 28, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of PricewaterhouseCoopers as experts in auditing and accounting.

PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 14.             EXPENSES.

                     The following table sets forth costs and expenses of the
            sale and distribution of the securities being registered. All amounts other than the registration filing fee are estimates. All of the following expenses have been or will be paid by the Registrant, rather than by the selling stockholder.

            Registration filing fee                 $ 17,697
            Printer costs                              3,500
            Legal fees                                15,000
            Accounting fees                         $  2,500
                                                    --------
            Total:                                  $ 38,697


ITEM 15.             INDEMNIFICATION.

            Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers. This may under certain circumstances include indemnification for liabilities arising under the Securities Act as well as for expenses incurred in that regard. Article Nine of the Registrant's Certificate of Incorporation and
            Article V of the Registrant's By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has also entered into Indemnification Agreements with its officers and directors.

            In addition, the Registrant is party to a Registration Agreement with Citicorp Venture Capital, Ltd. and certain other stockholders. The Registration Agreement grants certain holders of the Registrant's common stock, including the selling stockholder, the right to demand registration of their shares, and to participate in other registrations which the Registrant may undertake. The Registrant filed this prospectus with the SEC in order to fulfill its contractual obligations under the Registration Agreement. Under the Registration Agreement, the Registrant has agreed to indemnify the selling stockholder, and the selling stockholder has agreed to indemnify the Registrant, against certain liabilities in connection with this registration.


ITEM 16.             EXHIBITS.

      Exhibit
      Number                       Document
      -------                      --------
        5.1     Opinion of Counsel as to Legality of Securities Being
                Registered.

        10.1    Amended and Restated Registration Agreement dated December 29,
                1989, as amended, between the Registrant and certain stockholders of the Registrant.

        23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

ITEM 17.    UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act, the Registrant, Plantronics, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on November 23, 1998.

                                       PLANTRONICS, INC.


                                       By: /s/ ROBERT S. CECIL
                                          --------------------------------------
                                          Robert S. Cecil,
                                          Chairman of the Board
                                          and Chief Executive Officer


                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert S. Cecil and John A. Knutson, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                                Title                                    Date
         ---------                                -----                                    ----

   /s/ ROBERT S. CECIL               Chairman of the Board and Chief                 November 23, 1998
-----------------------------        Executive Officer (Principal
     Robert S. Cecil                 Executive Officer)


   /s/ BARBARA V. SCHERER            Senior Vice President--Finance &                November 23, 1998
-----------------------------        Administration, and Chief Financial
     Barbara V. Scherer              Officer (Principal Financial Officer,
                                     Principal Accounting Officer)

   /s/ ROBERT F.B. LOGAN             Director                                        November 23, 1998
-----------------------------
     Robert F.B. Logan

  /s/  M. SALEEM MUQADDAM            Director                                        November 23, 1998
-----------------------------
     M. Saleem Muqaddam

   /s/ JOHN MOWBRAY O'MARA           Director                                        November 23, 1998
-----------------------------
     John Mowbray O'Mara


         Signature                                Title                                    Date
         ---------                                -----                                    ----

   /s/ TRUDE C. TAYLOR               Director                                        November 23, 1998
-----------------------------
     Trude C. Taylor

   /s/ J. SIDNEY WEBB                Director                                        November 23, 1998
-----------------------------
     J. Sidney Webb

   /s/ DAVID A. WEGMANN              Director                                        November 23, 1998
-----------------------------
     David A. Wegmann

                               INDEX TO EXHIBITS


  5.1     Opinion of Counsel as to Legality of Securities Being Registered.

 10.1 Amended and Restated Registration Agreement dated December 29, 1989, as amended, between the Registrant and certain stockholders of the Registrant.

 23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants.